EXHIBIT 99.1
NEWS RELEASE
Nabors’ EPS Equals $0.18 for 4Q and $1.29 for full year 2009,
Before Non-Cash Charges and Impairments
Hamilton, Bermuda, February 16, 2010. Nabors Industries Ltd. (NYSE: NBR) today announced its results for the fourth quarter and full year 2009. The Company’s net income, excluding previously disclosed non-cash charges, was $51.5 million ($0.18 per diluted share) in the fourth quarter and $369.4 million ($1.29 per diluted share) for the full year. On the same basis the quarter’s adjusted income derived from operating activities was $133 million, bringing the total for the full year to $664 million. Revenues for the Company were $841 million for the quarter and $3.7 billion for the full year.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “The quarter’s sequential improvement was fueled by higher activity in our US Offshore, US Lower 48 Land Drilling and Well Servicing operations, bolstered by seasonal ramp-ups in Alaska and Canada. These increases more than offset the predicted decrease in our International business. We are confident the third quarter marked the bottom in our consolidated quarterly results, and we expect continuous sequential improvement from here, although we remain cautious as to the pace and magnitude.
“As we predicted, the full year’s results excluding non-cash charges proved to be relatively resilient considering the sharp contraction in industry activity. Despite nearly 100 fewer rigs operating, our US Lower 48 Land Drilling business still managed to generate $295 million in operating income and $522 million in operating cash flow, much of which was attributable to the high number of term contracts in force. Our International operations were impacted more than we previously anticipated, but still managed to post a respectable year at $366 million in operating income and $575 million in operating cash flow despite challenging market conditions. These results make International our most profitable unit, a position it will likely retain for the foreseeable future. In the aggregate, our other businesses contributed another $138 million in operating income and $385 million in operating cash flow, resulting in nearly $1.5 billion in operating cash flow before corporate expenses.
“This strong operating cash flow, along with reduced working capital and the early January placement of $1.125 billion in ten-year notes, allowed us to fund nearly $1.0 billion in capital expenditures, repurchase $1.07 billion in shorter-term convertible debt at a savings of $126 million, and retire $225 million in term debt. We still generated free cash flow of $370 million and ended the year with $1.2 billion in cash and marketable securities. With this healthy balance, ongoing strong cash generation and continuing good access to the capital markets, we expect to be able to fund growth opportunities as they arise and comfortably redeem the remaining balance of our $1.68 billion in convertible debt due May 2011.
“In our US Lower 48 Land Drilling business, we started-up 20 rigs during the quarter, bringing our average rig count to 139, compared to 124 in the third quarter. The average number of rigs idle but generating revenue declined from 24 to 19. Today we have a total of 160 rigs employed with 147 rigs working and 13 idle. Our average rig margin of $9,136 per day reflected a sequential decrease of $537. We have deployed an additional eight new built PACE® rigs since the end of the third quarter and have another eight yet to deploy, including four incremental five-year contract awards from a key customer for use in the Bakken Shale. Our PACE® rigs continue to perform exceptionally well and regularly achieve new performance records. Today virtually all of our PACE® fleet is committed and we are seeing pricing improvement in the spot market, although renewal rates are still significantly below those of expiring contracts. This has the effect of dampening the financial benefit of the fourth quarter increase in rig activity. Over the next several months we have 20 long-term rig contracts renewing at lower rates, producing a drop in first quarter average margins of approximately $1,200 per day, but stabilizing thereafter. Consequently, while we expect improving quarterly performance going forward, operating income and cash flow for this segment in 2010 will be well below the level we achieved in 2009, although this unit’s timely efforts to reduce overhead, internal and third party operating costs are mitigating this decline. The full utilization of our PACE® rigs has improved the market for our SCR rigs proportionately as these rigs are particularly well suited to the deeper, longer duration wells in areas such as Eagle Ford and Haynesville. Similarly, the increase in high-end rig utilization is benefitting our more capable mechanical rigs, albeit at much lower margins and in smaller increments.
“Internationally, we believe the first quarter will mark the bottom for this segment with results moderately below the $74 million in operating income achieved in the fourth quarter. We see the rig count increasing in the later stages of the first quarter, but the precise timing of these projects is always difficult to estimate, and there are unique circumstances leading to delayed contract awards and renewals in certain areas. We recently received an award for eight rigs in Colombia, six of which are incremental, and we have other awards pending in multiple venues. In Mexico, the last three of our six deep land rigs are slated to restart during the second quarter with our three idle platform rigs scheduled for the third quarter, although customer funding priorities may impact the timing of these deployments. We were also recently awarded a project in Papua New Guinea for two new, seismically rated land drilling rigs patterned after our proprietary MODS™ dynamic offshore design. These and numerous other prospective projects all reinforce our belief that our International segment will achieve continuous sequential increases in income starting in the second quarter and return to a healthy growth rate over the next few years.
“Our US Land Well-servicing business posted a significant sequential increase as work hours for both rigs and trucks increased in each month of the fourth quarter. We have increased our expectations for this year, but they remain well below the level achieved in previous years. We expect that oil prices are likely to improve over time and, given the quality and performance of our Millennium rigs, a more robust outlook for the second half of 2010 and especially 2011 is all but certain. We are reinforcing our management in this unit and continue to take additional measures to reduce costs and expand the markets we serve.
“Our US Offshore business posted a solid quarter as activity rebounded sharply from the third quarter. We continue to have high utilization in the deepwater platform rig market where we enjoy virtually 100% market share. While the first quarter has gotten off to a slower than expected start due to numerous weather-related delays, we are seeing our more conventional platform and workover jackup rig activity improve, although most of these projects are short term in duration. Still, contracted income for 2010 is expected to be 30% greater than our full year results in 2009, up from 20% just last quarter. We have also received a tentative award for a new rig as a result of one of two FEED studies for new deepwater platform rigs that we conducted and are cautiously optimistic regarding our success with the second project.
“Our Canadian unit improved to breakeven in the fourth quarter, partially attributable to extensive cost reductions. We expect the first quarter to show a large increase during the peak winter drilling season, approximating last year’s first quarter results. While these results are good for the current market conditions, they are still well below recent years. Visibility regarding timing of an eventual turnaround in this market remains limited; however, we remain optimistic about our long-term future in Canada. We believe our assets are particularly well suited to the changing market there, particularly the northeast British Columbia shale plays which require more sophisticated rigs and in which we have a strong market share.
“In Alaska, we achieved a modest increase in the quarter, bringing the full-year results to the best in that unit’s history. The outlook is challenging, however, as we expect to have at least three fewer rigs under contract in 2010. As a result, our expectation is that the year will likely be approximately 40% below 2009 and represent the bottom in this market. Over the longer term, there are several strategic projects that could significantly bolster results in subsequent years. Sustained high oil prices and the realization of contemplated tax incentives by the State of Alaska should also improve the outlook.
“Our Other Operating Segments also posted a modest increase as third-party sales in Canrig increased materially, while Ryan Technologies, our directional drilling entity, ramped up for Canada’s winter drilling season. We expect the first quarter to show additional improvement for the same reasons and further benefit from higher seasonal activity in our Alaskan joint ventures. New technology rollouts in Canrig should be increasingly reflected in this segment’s bottom line longer term.
“Our Oil and Gas interests again incurred significant non-cash charges which obscure the inherent value we see in these holdings, as indicated in our pre-release. We expect over time that this value will become more apparent as contributions to income increase and we prove up more of the core acreage holdings we possess.
“The effective tax rate for 2009, exclusive of non-cash items, was 10%, yielding an 8% effective tax rate for the fourth quarter which is in line with our expectations. This favorable tax rate arises from the fact that our international blended tax rate approximates 15%, while our US and Canadian taxes are minimal due to diminished income, actual losses incurred in some of these entities, and the additional interest expense associated with the 9.25 percent notes we issued in January 2009.
“In summary, it was a very challenging year both financially and operationally, although we fared relatively well in the face of the most abrupt decline in rig activity we have ever experienced, and considering the uncertainty that permeated the early part of the year. It is my belief that our oil-directed markets are in a secular growth phase due to long-term demand trends and the need for more sophisticated and intense drilling to sustain production from legacy fields. Our position in North American gas is solid due to our large share of the premium rig market, our concentration in the best markets and the unrecognized value of our oil and gas interests. The inherent benefit of our premium rigs, particularly our PACE® rigs, was manifested in the higher utilization and margins we maintained throughout the trough and their rapid rebound as our US land rig count began to recover in the latter part of the year. We are quite bullish over the longer term for all of our businesses, but remain uncertain as to the precise timing of a meaningful inflection, although I anticipate it may well be as soon as the second half of this year.”
The Nabors companies own and operate approximately 542 land drilling and approximately 730 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of; 40 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil and gas markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2009	2008	2009	2009	2008
Revenues and other income:
Operating revenues	$834,527	$1,475,076	$791,915	$3,692,356	$5,511,896
Earnings (losses) from unconsolidated affiliates (1)	(155,584)	(229,283)	13,457	(214,681)	(229,834)
Investment income (loss)	172	(7,278)	(1,805)	25,756	21,726

Total revenues and other income	679,115	1,238,515	803,567	3,503,431	5,303,788

Costs and other deductions:
Direct costs	460,267	816,835	432,876	2,012,352	3,110,316
General and administrative expenses	76,462	129,101	82,050	429,663	479,984
Depreciation and amortization	168,917	167,156	174,372	668,415	614,367
Depletion	2,440	(3,242)	3,295	11,078	25,442
Interest expense	65,172	50,105	66,671	264,948	196,718
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	12,196	(3,866)	10,323	12,962	15,027
Impairments and other charges (2)	112,046	176,123	—	339,129	176,123

Total costs and other deductions	897,500	1,332,212	769,587	3,738,547	4,617,977

Income (loss) before income taxes (4)	(218,385)	(93,697)	33,980	(235,116)	685,811

Income tax expense (benefit):
Current	6,400	(33,721)	37,901	50,333	188,832
Deferred	(177,559)	46,037	(34,346)	(199,561)	17,315

Total income tax expense (benefit)	(171,159)	12,316	3,555	(149,228)	206,147

Net income (loss)	(47,226)	(106,013)	30,425	(85,888)	479,664
Less: Net (income) loss attributable to noncontrolling interest	(34)	(690)	(895)	342	(3,927)

Net income (loss) attributable to Nabors (4)	$(47,260)	$(106,703)	$29,530	$(85,546)	$475,737

Earnings (losses) per Nabors share: (3) (4)
Basic	$(.17)	$(.38)	$.10	$(.30)	$1.69
Diluted	$(.17)	$(.38)	$.10	$(.30)	$1.65

Weighted-average number of common shares outstanding: (3)
Basic	283,854	283,081	283,197	283,326	281,622

Diluted	283,854	283,081	287,407	283,326	288,236

Adjusted income (loss) derived from operating activities (1) (5)	$(29,143)	$135,943	$112,779	$356,167	$1,051,953

(1)	Includes our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint ventures of $(162.1) million and $(228.3) million for the three months ended December 31, 2009 and 2008, respectively, and $(237.1) million and $(228.3) million for the years ended December 31, 2009 and 2008, respectively.

(2)	Represents impairments and other charges recorded for the three months ended December 31, 2009 and 2008, and for the years ended December 31, 2009 and 2008, respectively. See detail of Impairments and other charges at “Summary of Non-Cash Charges (Non-GAAP)” included herein as a separate schedule.

(3)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(4)	See impact of Impairments and other charges at “Consolidated Statements of Income (Loss) Excluding Certain Non-Cash Items (Non-GAAP)” included herein as a separate schedule.

(5)	Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (“GAAP”). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our Company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

1-1

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) EXCLUDING CERTAIN NON-CASH CHARGES (NON-GAAP)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2009			December 31, 2009
			As adjusted to			As adjusted to
			Exclude			Exclude
	Actuals		Charges	Actuals		Charges
(In thousands, except per share amounts)	(GAAP)	Charges	(Non-GAAP)(1)	(GAAP)	Charges	(Non-GAAP)(1)
Revenues and other income:
Operating revenues	$834,527	$—	$834,527	$3,692,356	$—	$3,692,356
Earnings (losses) from unconsolidated affiliates	(155,584)	162,121	6,537	(214,681)	245,416	30,735
Investment income	172	—	172	25,756	—	25,756

Total revenues and other income	679,115	162,121	841,236	3,503,431	245,416	3,748,847

Costs and other deductions:
Direct costs	460,267	—	460,267	2,012,352	—	2,012,352
General and administrative expenses	76,462	—	76,462	429,663	(62,114)	367,549
Depreciation and amortization	168,917	—	168,917	668,415	—	668,415
Depletion	2,440	—	2,440	11,078	—	11,078
Interest expense	65,172	—	65,172	264,948	—	264,948
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	12,196	—	12,196	12,962	—	12,962
Impairments and other charges	112,046	(112,046)	—	339,129	(339,129)	—

Total costs and other deductions	897,500	(112,046)	785,454	3,738,547	(401,243)	3,337,304

Income (loss) before income taxes	(218,385)	274,167	55,782	(235,116)	646,659	411,543
Income tax expense (benefit)	(171,159)	175,383	4,224	(149,228)	191,734	42,506

Net income (loss)	(47,226)	98,784	51,558	(85,888)	454,925	369,037
Less: Net (income) loss attributable to noncontrolling interest	(34)	—	(34)	342	—	342

Net income (loss) attributable to Nabors	$(47,260)	$98,784	$51,524	$(85,546)	$454,925	$369,379

Earnings (losses) per Nabors share — diluted	$(.17)	$.34 (2)	$.18	$(.30)	$1.59	$1.29

Weighted-average number of common shares outstanding — diluted	283,854		289,427	283,326		286,502

Adjusted income (loss) derived from operating activities(3)	$(29,143)	$162,121	$132,978	$356,167	$307,530	$663,697

(1)	As-adjusted amounts include Non-GAAP financial measures. These measures are presented to provide management and investors an opportunity to make meaningful assessments and comparisons of results from operations, exclusive of certain charges detailed below. The presentation of Non-GAAP information is not intended to suggest that such information is superior to the presentation of GAAP information, but only to clarify some information and assist the reader.

(2)	The after-tax impact of the charges recorded during the fourth quarter of 2009 was $.65 per diluted share, as noted in our press release dated February 9, 2010. The difference between this amount and the $.35 per diluted share noted in the table above relates to the tax benefits associated with charges recorded during the second quarter of 2009 that are required to be allocated to the current period in accordance with the interim period tax allocation rules.

(3)	Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our Company.

1-2

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) EXCLUDING CERTAIN NON-CASH CHARGES (NON-GAAP)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2008			December 31, 2008
			As adjusted to			As adjusted to
			Exclude			Exclude
	Actuals		Charges	Actuals		Charges
(In thousands, except per share amounts)	(GAAP)	Charges	(Non-GAAP)(1)	(GAAP)	Charges	(Non-GAAP)(1)
Revenues and other income:
Operating revenues	$1,475,076	$—	$1,475,076	$5,511,896	$—	$5,511,896
Earnings (losses) from unconsolidated affiliates	(229,283)	228,252	(1,031)	(229,834)	228,252	(1,582)
Investment income (loss)	(7,278)	—	(7,278)	21,726	—	21,726

Total revenues and other income	1,238,515	228,252	1,466,767	5,303,788	228,252	5,532,040

Costs and other deductions:
Direct costs	816,835	—	816,835	3,110,316	—	3,110,316
General and administrative expenses	129,101	—	129,101	479,984	—	479,984
Depreciation and amortization	167,156	—	167,156	614,367	—	614,367
Depletion	(3,242)	—	(3,242)	25,442	—	25,442
Interest expense	50,105	—	50,105	196,718	—	196,718
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	(3,866)	—	(3,866)	15,027	—	15,027
Impairments and other charges	176,123	(176,123)	—	176,123	(176,123)	—

Total costs and other deductions	1,332,212	(176,123)	1,156,089	4,617,977	(176,123)	4,441,854

Income (loss) before income taxes	(93,697)	404,375	310,678	685,811	404,375	1,090,186
Income tax expense (benefit)	12,316	89,680	101,996	206,147	89,680	295,827

Net income (loss)	(106,013)	314,695	208,682	479,664	314,695	794,359
Less: Net (income) loss attributable to noncontrolling interest	(690)	—	(690)	(3,927)	—	(3,927)

Net income (loss) attributable to Nabors	$(106,703)	$314,695	$207,992	$475,737	$314,695	$790,432

Earnings (losses) per Nabors share — diluted	$(.38)	$1.11	$.73	$1.65	$1.09	$2.74

Weighted-average number of common shares outstanding — diluted	283,081		283,530	288,236		288,236

Adjusted income (loss) derived from operating activities(2)	$135,943	$228,252	$364,195	$1,051,953	$228,252	$1,280,205

(1)	As-adjusted amounts include Non-GAAP financial measures. These measures are presented to provide management and investors an opportunity to make meaningful assessments and comparisons of results from operations, exclusive of certain charges detailed below. The presentation of Non-GAAP information is not intended to suggest that such information is superior to the presentation of GAAP information, but only to clarify some information and assist the reader.

(2)	Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our Company.

1-3

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	September 30,	December 31,
(In thousands, except ratios)	2009	2009	2008
ASSETS
Current assets:
Cash and short-term investments	$1,090,851	$1,104,163	$584,245
Accounts receivable, net	724,040	702,712	1,160,768
Other current assets	380,973	284,211	421,580

Total current assets	2,195,864	2,091,086	2,166,593
Long-term investments and other receivables	100,882	138,093	239,952
Property, plant and equipment, net	7,646,050	7,728,506	7,331,959
Goodwill	164,265	163,984	175,749
Investment in unconsolidated affiliates	306,608	473,420	411,727
Other long-term assets	250,221	202,002	191,919

Total assets	$10,663,890	$10,797,091	$10,517,899

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$163	$280	$225,030
Other current liabilities	608,459	663,595	903,829

Total current liabilities	608,622	663,875	1,128,859
Long-term debt	3,940,605	4,084,587	3,600,533
Other long-term liabilities	932,684	864,447	870,083

Total liabilities	5,481,911	5,612,909	5,599,475
Equity:
Shareholders’ equity	5,167,656	5,170,153	4,904,106
Noncontrolling interest	14,323	14,029	14,318

Total equity	5,181,979	5,184,182	4,918,424

Total liabilities and equity	$10,663,890	$10,797,091	$10,517,899

Cash, short-term and long-term investments (1)	$1,191,733	$1,242,256	$824,197

Funded debt to capital ratio: (2)
- Gross	0.41 : 1	0.41 : 1	0.41 : 1
- Net of cash and investments	0.33 : 1	0.33 : 1	0.35 : 1
Interest coverage ratio: (3)	6.2 : 1	8.4 : 1	20.7 : 1

(1)	The December 31, 2009, September 30, 2009 and December 31, 2008 amounts include $92.5 million, $127.7 million, and $224.2 million, respectively, in oil and gas financing receivables that are included in long-term investments and other receivables.

(2)	The gross funded debt to capital ratio is calculated by dividing (x) funded debt by (y) funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Funded debt is the sum of (1) short-term borrowings, (2) the current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The net funded debt to capital ratio is calculated by dividing (x) net funded debt by (y) net funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Net funded debt is funded debt reduced by the sum of cash and cash equivalents and short-term and long-term investments and other receivables. Both of these ratios are used to calculate a company’s leverage in relation to its capital. Neither ratio measures operating performance or liquidity as defined by accounting principles generally accepted in the United States of America (GAAP) and, therefore, may not be comparable to similarly titled measures presented by other companies.

(3)	The interest coverage ratio is a trailing 12-month quotient of the sum of net income (loss) attributable to Nabors, interest expense, depreciation and amortization, depletion expense, impairments and other charges, income tax expense (benefit) and our proportionate share of full-cost ceiling test writedowns from our oil and gas joint ventures less investment income (loss) divided by cash interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

1-4

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except rig activity)	2009	2008	2009	2009	2008
Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$230,789	$527,335	$212,004	$1,082,531	$1,878,441
U.S. Land Well-servicing	88,342	201,118	89,459	412,243	758,510
U.S. Offshore	29,258	66,770	25,708	157,305	252,529
Alaska	43,208	46,264	45,210	204,407	184,243
Canada	81,189	130,726	58,219	298,653	502,695
International	287,230	357,286	307,660	1,265,097	1,372,168

Subtotal Contract Drilling (2)	760,016	1,329,499	738,260	3,420,236	4,948,586

Oil and Gas (3) (4)	(153,137)	(206,389)	10,091	(209,091)	(151,465)
Other Operating Segments (5) (6)	96,109	173,331	89,774	446,282	683,186
Other reconciling items (7)	(24,045)	(50,648)	(32,753)	(179,752)	(198,245)

Total	$678,943	$1,245,793	$805,372	$3,477,675	$5,282,062

Adjusted income (loss) derived from operating activities:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$48,980	$190,567	$46,382	$294,679	$628,579
U.S. Land Well-servicing	8,758	44,339	342	28,950	148,626
U.S. Offshore	7,117	16,282	(163)	30,508	59,179
Alaska	14,398	11,195	11,145	62,742	52,603
Canada	632	19,997	(10,448)	(7,019)	61,040
International	74,423	104,225	86,865	365,566	407,675

Subtotal Contract Drilling (2)	154,308	386,605	134,123	775,426	1,357,702

Oil and Gas (3) (4)	(169,883)	(217,570)	(90)	(256,535)	(206,490)
Other Operating Segments (5) (6)	5,867	18,757	3,978	34,120	68,572
Other reconciling items (8)	(19,435)	(51,849)	(25,232)	(196,844)	(167,831)

Total	(29,143)	135,943	112,779	356,167	1,051,953
Interest expense	(65,172)	(50,105)	(66,671)	(264,948)	(196,718)
Investment income (loss)	172	(7,278)	(1,805)	25,756	21,726
(Losses) gains on sales and retirements of long-lived assets and other (expense) income, net	(12,196)	3,866	(10,323)	(12,962)	(15,027)
Impairments and other charges (9)	(112,046)	(176,123)	—	(339,129)	(176,123)

Income (loss) before income taxes	$(218,385)	$(93,697)	$33,980	$(235,116)	$685,811

Rig activity:
Rig years: (10)
U.S. Lower 48 Land Drilling	139.1	260.1	123.6	149.4	247.9
U.S. Offshore	8.6	17.9	7.8	11.0	17.6
Alaska	8.0	11.7	9.0	10.0	10.9
Canada	21.2	39.8	12.3	19.7	35.5
International (11)	85.9	121.3	97.1	100.2	120.5

Total rig years	262.8	450.8	249.8	290.3	432.4

Rig hours: (12)
U.S. Land Well-servicing	133,474	268,253	135,040	590,878	1,090,511
Canada Well-servicing	38,018	61,497	31,686	143,824	248,032

Total rig hours	171,492	329,750	166,726	734,702	1,338,543

(1)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $3.0 million, $(3.9) million, and $4.9 million for the three months ended December 31, 2009 and 2008 and September 30, 2009, respectively, and $9.7 million and $5.8 million for the years ended December 31, 2009 and 2008, respectively.

(3)	Represents our oil and gas exploration, development and production operations. Includes our proportionate share of full-cost ceiling test writedowns recorded by our oil and gas joint ventures of $(162.1) million and $(228.3) million for the three months ended December 31, 2009 and 2008, respectively, and $(237.1) million and $(228.3) million for the years ended December 31, 2009 and 2008, respectively.

(4)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $(162.7) million, $(223.8) million and $4.0 million for the three months ended December 31, 2009 and 2008 and September 30, 2009, respectively, and $(241.9) million and $(241.4) million for the years ended December 31, 2009 and 2008, respectively.

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(5)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(6)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $4.1 million, $(1.6) million and $4.5 million, for the three months ended December 31, 2009 and 2008 and September 30, 2009, respectively, and $17.5 million and $5.8 million for the years ended December 31, 2009 and 2008, respectively.

(7)	Represents the elimination of inter-segment transactions.

(8)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(9)	Represents impairments and other charges recorded for the three months ended December 31, 2009 and 2008, and for the years ended December 31, 2009 and 2008, respectively. See detail of Impairments and other charges at “Summary of Non-Cash Charges (Non-GAAP)” included herein as a separate schedule.

(10)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(11)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 2.5 years, 3.1 years and 2.5 years during the three months ended December 31, 2009 and 2008 and September 30, 2009, respectively, and 2.5 years and 3.5 years during the years ended December 31, 2009 and 2008, respectively.

(12)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS (LOSSES) PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2009	2008	2009	2009	2008
Net income (loss) attributable to Nabors (numerator):
Net income (loss) attributable to Nabors — basic	$(47,260)	$(106,703)	$29,530	$(85,546)	$475,737
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
0.94% senior exchangeable notes due 2011 (1)	—	—	—	—	—
Zero coupon convertible senior debentures due 2021 (2)	—	—	—	—	—
Zero coupon exchangeable notes due 2023 (3)	—	—	—	—	—

Adjusted net income (loss) attributable to Nabors — diluted	$(47,260)	$(106,703)	$29,530	$(85,546)	$475,737

Earnings (losses) per Nabors share:
Basic	$(.17)	$(.38)	$.10	$(.30)	$1.69

Diluted	$(.17)	$(.38)	$.10	$(.30)	$1.65

Shares (denominator):
Weighted-average number of shares outstanding-basic (4)	283,854	283,081	283,197	283,326	281,622
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	—	—	4,210	—	5,332
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
0.94% senior exchangeable notes due 2011 (1)	—	—	—	—	—
Zero coupon convertible senior debentures due 2021 (2)	—	—	—	—	—
Zero coupon exchangeable notes due 2023 (3)	—	—	—	—	1,282

Weighted-average number of shares outstanding — diluted	283,854	283,081	287,407	283,326	288,236

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(1)	Diluted earnings (losses) per share for the three months ended December 31, 2009 and 2008 and September 30, 2009, and for the years ended December 31, 2009 and 2008 exclude any incremental shares issuable upon exchange of the 0.94% senior exchangeable notes due 2011. During 2008 and 2009 we cumulatively purchased $1.1 billion par value of these notes in the open market, leaving approximately $1.7 billion par value outstanding. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would issue an incremental number of shares only upon exchange of these notes. Such shares are included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation only when our stock price exceeds $45.83 as of the last trading day of the quarter and the average price of our shares for the ten consecutive trading days beginning on the third business day after the last trading day of the quarter exceeds $45.83, which did not occur during any period for the three months ended December 31, 2009 and 2008 and September 30, 2009, and for the years ended December 31, 2009 and 2008.

(2)	In July 2008 Nabors Delaware paid $60.6 million in cash to redeem the notes, which equaled the issue price of $50.4 million plus accrued original issue discount of $10.2 million. No common shares were issued as part of the redemption of the zero coupon convertible senior debentures.

(3)	In June and July 2008 Nabors Delaware paid cash of $171.8 million and $528.2 million, respectively, to redeem all of the notes. In addition to the $700 million in cash, we issued 5.25 million common shares with a fair value of $249.8 million, which equated to the excess of the exchange value of the notes over their principal amount. Because the conversion was completed during 2008, diluted earnings per share for the year ended December 31, 2008 reflect the conversion of the zero coupon senior exchangeable notes due 2023 which included the effect of the 5.25 million shares in the calculation of the weighted-average number of basic shares outstanding.

(4)	On July 31, 2009, the exchangeable shares of Nabors (Canada) Exchangeco Inc. (“Nabors Exchangeco”) were exchanged for Nabors’ common shares on a one-for-one basis. Basic shares outstanding includes the following weighted-average number of common shares and restricted stock of Nabors and weighted-average number of exchangeable shares of Nabors Exchangeco, respectively: 283.9 million shares cumulatively for the three months ended December 31, 2009; 283.0 million and .1 million shares for the three months ended December 31, 2008; 283.1 million and .1 million shares for the three months ended September 30, 2009; 283.2 million and .1 million shares for the year ended December 31, 2009; and 281.5 million and .1 million shares for the year ended December 31, 2008.
For all periods presented, the computation of diluted earnings (losses) per Nabors’ share excludes outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because their inclusion would be anti-dilutive and because they are not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would potentially dilute earnings (losses) per share in the future were 34,197,583 and 26,102,054 shares during the three months ended December 31, 2009 and 2008, respectively; 16,595,790 shares during the three months ended September 30, 2009; and 34,113,887 and 7,416,865 shares during the years ended December 31, 2009 and 2008, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants will be included in our diluted earnings (losses) per share computation using the if-converted method of accounting. Restricted stock will be included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered participating securities.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SUMMARY OF NON-CASH CHARGES (NON-GAAP)
(Unaudited)

	Three Months Ended				Year Ended
	December 31,		September 30,		December 31,
(In thousands)	2009	2008	2009		2009	2008
Equity method oil and gas joint venture impairments	$(162,121)	$(228,252)	$—		$(245,416)	$(228,252)
Goodwill and intangible asset impairments	—	(154,586)	—		(14,689)	(154,586)
Impairments of long-lived assets to be disposed of other than by sale	—	—	—		(64,229)	—
Stock compensation charge	—	—	—		(62,114)	—
Impairments of oil and gas-related assets	(93,381)	(21,537)	—		(205,897)	(21,537)
Other-than-temporary impairments on securities	(18,665)	—	—		(54,314)	—

Total charges before income taxes	(274,167)	(404,375)	—		(646,659)	(404,375)

Tax benefit/(expense)	175,383 (1)	89,680 (1)	(12,997	)(1)	191,734	89,680

Total charges after income taxes	$(98,784)	$(314,695)	$(12,997)		$(454,925)	$(314,695)

(1)	This represents the difference between the tax (expense) benefit recorded during the period in accordance with the interim period tax allocation rules and the amount of tax (expense) benefit that would have resulted from the application of the interim period tax allocation rules if the non-cash charges were excluded.

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